Exhibit 99.1

Cineverse Reports Fourth Quarter and Fiscal Year 2026 Results

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Transformative acquisitions of IndiCue and Giant Worldwide complete Cineverse’s evolution into an AI-driven, fully integrated entertainment technology company and studio, contributing $11.6 million of revenue in their first partial quarter and unlocking durable, recurring revenue streams
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Fourth Quarter Revenue of $26.0 Million, a $10.4 Million or 67% Increase Over the Prior Year Quarter
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Fourth Quarter Net Income Attributable to Common Stockholders of $1.1 Million, a 51% Increase Over the Prior Year Quarter
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Targeted Annualized Cost Reductions and Synergies Increased to Approximately $10 Million; $2 Million Completed by March 2026.
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Cineverse Reaffirms Fiscal Year 2027 (Began on April 1, 2026) Guidance of $115 to $120 Million of Revenue — Approximately 75% to 83% Growth — and $10 to $20 Million of Adjusted EBITDA, with Technology Platforms Expected to Represent More Than 50% of Total Revenue

LOS ANGELES, June 26 2026 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company, today announced its financial results for its fiscal fourth quarter (“Q4 FY 2026”) and full year ended March 31, 2026 (“FY 2026”):

Fourth Quarter 2026 Highlights

(All comparisons are to the prior year fiscal quarter ended March 31, 2025, or “Q4 FY 2025”)

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Total revenue increased 67% to $26.0 million from $15.6 million in Q4 FY 2025, driven by $11.6 million in advertising technology and media services revenue resulting from the acquisitions of Giant Worldwide (“Giant”) and IndiCue, Inc. (“IndiCue”) (together, the “Acquisitions”) in their first partial quarter, alongside continued solid performance across the Company’s base streaming, technology, and content businesses, highlighted by the more than 50% growth in both streaming viewers and minutes streamed compared to Q4 FY 2025. The Acquisitions closed on January 7, 2026 and February 12, 2026, respectively, leading to the recognition of the partial results during the quarter. Our next reported quarter will recognize full quarterly results for both the acquired entities.
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Net income attributable to common stockholders of $1.1 million, or $0.05 per share, compared to $0.8 million, or $0.04 per share, in Q4 FY 2025, including a $4.3 million non-cash bargain purchase gain from the Giant acquisition and a $2.9 million income tax benefit primarily related to the IndiCue acquisition. Total net income was $1.3 million, a 49% increase versus the prior year period.
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Adjusted EBITDA of $0.1 million(1), compared to $4.0 million in Q4 FY 2025, reflecting deliberate investment in M&A execution, acquisition integration and marketing during the quarter — costs the Company expects to substantially reduce as acquisition integration is completed;

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Direct operating margin of 40% compared to 55% in Q4 FY 2025, reflecting the integration of the Acquisitions and partially indicative of the go-forward margin profile of the combined, more diversified business;
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Closed two strategic acquisitions in a single quarter: connected TV monetization platform IndiCue and media services provider Giant Worldwide, now a Matchpoint™ company, vertically expanding Cineverse into advertising technology and media services;
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Completed approximately $2.0 million in annualized SG&A cost reductions by March 2026, the first step in the Company’s previously announced $7.5 million cost reduction program, with the vast majority of the remaining $5.5 million expected to be realized by the end of the second quarter of fiscal 2027.

(1) Reconciliation of this non-GAAP performance measure is provided in the tables below.

(2) Calculated by the following formula (Revenue – Direct Operating Costs) / Revenue.

Full-Year 2026 Highlights

(All comparisons are to the prior fiscal year ended March 31, 2025, or “FY 2025”)

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Full-year revenue of $65.7 million compared to $78.2 million in FY 2025, a 16% decrease primarily reflecting the exceptional prior-year theatrical and ancillary contribution of Terrifier 3, the most successful unrated film release of all time, partially offset by $11.6 million of revenue contribution from the Acquisitions;
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Direct operating costs decreased $8.1 million, primarily due to lower royalty expenses associated with the decline in Terrifier 3 revenues;
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SG&A expenses increased $15.6 million, or 56%, primarily due to higher marketing costs associated with an expanded theatrical release slate, as well as M&A, acquisition integration and compensation costs related to the Acquisitions;
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Net loss attributable to common stockholders of $(9.2) million, or $(0.49) per diluted share, compared to net income of $3.2 million, or $0.16 per diluted share, in FY 2025;
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Adjusted EBITDA of $(3.4) million compared to $13.9 million in FY 2025, reflecting the difficult Terrifier 3 comparison and acquisition-related investment that positions the Company for substantial growth in fiscal 2027.

Fiscal 2026 was a transformative year for Cineverse. In a single quarter, the Company completed two strategic acquisitions — Giant Worldwide in January 2026 and IndiCue in February 2026 — that together vertically expand Cineverse into AI-driven advertising technology and media services, further diversify the Company's revenue base beyond entertainment content and streaming performance, and add significant new durable, recurring revenue streams. The Acquisitions contributed $11.6 million of revenue in their first partial quarter and are the foundation of the Company’s reaffirmed fiscal 2027 guidance of $115 to $120 million of revenue and $10 to $20 million of Adjusted EBITDA — representing approximately 75% to 83% revenue growth over fiscal 2026.(3)

(3) The Company does not provide a reconciliation of forward-looking Adjusted EBITDA guidance due to the inherent difficulty in forecasting and quantifying adjustments necessary to calculate such a non-GAAP measure without unreasonable effort. Material changes to such adjustments, including warrant liability and non-core operating items, could affect future GAAP results.

Net income for the quarter benefited from a $4.3 million one-time, non-cash bargain purchase gain on the Giant acquisition, as detailed in the Adjusted EBITDA reconciliation below, as well as income tax benefits primarily driven by the IndiCue acquisition. While the bargain purchase gain is non-cash and non-recurring, it is strongly indicative of the quality of the deal price and the value creation opportunity the Company is beginning to realize from Giant.

Fiscal 2027 Outlook and Cost Reduction Trajectory

The Company reaffirms the fiscal 2027 guidance first issued in February 2026 in connection with the Acquisitions: revenue of $115 to $120 million and Adjusted EBITDA of $10 to $20 million. Key components of this outlook, each consistent with the Company’s prior public disclosures, include:

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Acquisition contribution: the Acquisitions are expected to contribute more than $50 million of revenue in fiscal 2027. A significant portion of these revenues are recurring in nature and derived from ongoing service relationships with major Hollywood studio and streaming platform clients;
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Majority technology revenue: technology platforms are expected to represent more than 50% of total fiscal 2027 revenue, completing Cineverse’s transition to a business led by scalable, recurring infrastructure economics;
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$7.5 million SG&A cost reduction program: guidance incorporates the Company’s previously announced $7.5 million cost reduction program. Approximately $2.0 million in reductions were already completed by March 2026, and the Company remains on track to realize the vast majority of the remaining $5.5 million by the end of the second quarter of fiscal 2027 (September 30, 2026), driven in large part by finalizing integration of the Acquisitions, further leveraging Cineverse Services India, and further implementation of AI technology;
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Giant Worldwide integration synergies: within the first year of ownership, the Company anticipates approximately $2.5 million of additional annualized cost synergies from the integration of Giant’s services into the Matchpoint™ platform — bringing total identified annualized cost reductions and synergies to approximately $10 million;
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Revenue synergy upside: revenue synergies will be generated by cross-selling across Matchpoint™, IndiCue and Giant’s combined client base — including shortened sales cycles and expanded service offerings to existing studio and streaming platform relationships — representing potential upside not fully reflected in current guidance.

Management Commentary

Chris McGurk, Cineverse Chairman and CEO, stated: “We feel that Fiscal 2026 was one of the most consequential years in Cineverse’s history. Following the unprecedented success of Terrifier 3, the biggest unrated film release in history, we moved quickly and decisively to convert that momentum into a structurally stronger and even higher growth company — completing the acquisitions of Giant Worldwide and IndiCue in a single quarter. These deals fundamentally change what Cineverse is as a company. We are now a technology-first, AI-driven, fully integrated entertainment company with three powerful and mutually reinforcing engines — a proven, low-risk, high potential return wide release film slate strategy; a scaled streaming and podcast portfolio; and now a vertically integrated advertising technology and media services business built around our Matchpoint™ platform. The positive financial impact of this has been immediate, with the Acquisitions contributing $11.6 million of revenue in their first partial quarter and driving 67% total revenue growth. We fully expect the financial contribution from the Acquisitions to be even more significant in our next reported quarter based on strong preliminary results recorded to date.”

“The strategic logic of these two transactions cannot be overstated. IndiCue brings a connected TV monetization platform serving more than 40 live clients, with an additional 75 publishers onboarding to the table. Giant Worldwide, now a Matchpoint™ company, brings deep and long-standing studio relationships directly into our automated media services ecosystem. Combined, all of this creates a powerful flywheel: Matchpoint’s automated content supply chain feeds IndiCue’s monetization engine, and IndiCue’s advertiser demand increases the value of every channel, film and TV title and partner we serve. That flywheel — not any single film or streaming channel or distribution agreement — is the growth and performance engine behind our fiscal 2027 guidance of $115 to $120 million in revenue and $10 to $20 million of Adjusted EBITDA, which we are reaffirming today.”

“At the same time, our franchise film strategy continues to perform exactly as designed — high upside with minimal financial risk. Our upcoming slate includes the 20th anniversary theatrical re-release of Guillermo del Toro’s Oscar-winning masterpiece Pan’s Labyrinth, presented for the first time in 4K and 3D formats, in October 2026, the nationwide theatrical relaunch of the beloved Air Bud family franchise in

January 2027, and the latest installment of the Wolf Creek horror franchise in March 2027. Each of these films follows the Terrifier 2 and 3 blueprint of acquiring well known IP properties with avid built-in fan bases that have high upside potential and minimal financial risk to the Company and will generate long term recurring revenues by driving viewers and subscribers to our streaming channels, and becoming valuable long term additions to our library. With the integration of our Acquisitions on track, approximately $10 million of identified annualized cost reductions and synergies — including the $2 million in SG&A reductions we completed in January — and a clear line of sight to our guidance, we believe fiscal 2027 will demonstrate the full scale, trajectory, upside potential and earnings power of the new Cineverse.”

Erick Opeka, Cineverse President and Chief Strategy Officer, stated: “This quarter marks the completion of Cineverse’s evolution into a platform-first entertainment company. The Giant and IndiCue acquisitions connect distribution, data, and monetization into a single, unified solution, positioning Matchpoint™ as the only full-stack streaming distribution and monetization platform for studios and global digital platforms — and we are already compounding those advantages. Subsequent to quarter-end, we unveiled Matchpoint Hex™, an AI-powered ‘Human Experience’ metadata layer built on the acquired IndiCue technology, launched Gorilla Comedy+ powered by Matchpoint, and expanded distribution with new Roku SVOD channels. Our SCREAMBOX horror service grew subscribers 18% year-over-year, demonstrating the durability of our fandom-channel strategy.”

“At the same time, we are maintaining the cost discipline we committed to last quarter. We completed approximately $2 million in SG&A cost reductions by March 2026 and remain on track to realize the vast majority of the remaining $5.5 million of our $7.5 million cost reduction program by the end of the second quarter of fiscal 2027, while also capturing approximately $2.5 million in annualized synergies from integrating Giant into Matchpoint™. Looking ahead, we are focused on becoming a unique, truly AI-native entertainment studio, with AI playing a critical role not just in distribution and monetization and cost control, but in development and production as well.”

Fourth Quarter Results

Revenues in Q4 FY 2026 increased $10.4 million, or 67%, to $26.0 million from $15.6 million in Q4 FY 2025. The growth was primarily driven by $11.6 million in advertising technology and media services revenue, contributed by the Acquisitions in their first partial quarter with the Company. The Acquisitions were finalized on January 7, 2026 and February 12, 2026, respectively, leading to the recognition of partial results during the quarter. Our next reported quarter will recognize full results for the acquired entities.

Direct operating margin for the quarter was 40%, compared to 55% in the prior year quarter, in part attributable to the effect of the integration of the Acquisitions and partially reflective of the go-forward margin profile of the combined, more diversified business.

SG&A expenses increased $6.9 million, or 127%, primarily due to a $2.2 million increase in marketing spend supporting the Company’s expanded theatrical slate, $1.0 million in M&A and acquisition integration costs, and $0.6 million of stock-based compensation. The Company has already completed approximately $2.0 million of the $7.5 million in targeted annualized SG&A cost reductions announced last quarter, and expects to realize the vast majority of the remaining $5.5 million by the end of the second quarter of fiscal 2027 as it completes the integration of the Acquisitions and further leverages Cineverse Services India.

Net income attributable to common stockholders was $1.1 million, or $0.05 per diluted share, compared to $0.8 million, or $0.04 per diluted share, in Q4 FY 2025. Net income benefited from the $4.3 million bargain purchase gain on the Giant acquisition and a $2.9 million income tax benefit, primarily stemming from the IndiCue acquisition.

Adjusted EBITDA was $0.1 million compared to $4.0 million in Q4 FY 2025, primarily due to the SG&A increases related to M&A, integration and marketing costs noted above.

Full-Year Results

FY 2026 consolidated revenue was $65.7 million compared to $78.2 million in FY 2025, a 16% decrease primarily driven by the comparison to the significant prior-year theatrical and ancillary revenues generated by Terrifier 3. This decline was partially offset by the $11.6 million revenue contribution from the Acquisitions in Q4 FY 2026. Correspondingly, direct operating costs decreased $8.1 million, primarily due to lower royalty expenses.

SG&A expenses increased $15.6 million, or 56%, compared to FY 2025, primarily due to higher marketing costs associated with a greater number of theatrical releases, as well as higher M&A, acquisition integration and compensation costs related to the Acquisitions.

Net loss attributable to common stockholders was $(9.2) million, or $(0.49) per diluted share, compared to net income of $3.2 million, or $0.16 per diluted share, in FY 2025. Adjusted EBITDA was $(3.4) million compared to $13.9 million in FY 2025.

Financial Condition Overview

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Cash and cash equivalents of $3.4 million as of March 31, 2026;
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The Company maintains its $12.5 million line of credit facility (expandable to $15.0 million) with East West Bank with a term through April 8, 2028, with $9.4 million drawn as of March 31, 2026;
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The Company’s working capital deficit of $(12.2) million as of March 31, 2026 includes the IndiCue acquisition's current deferred consideration liability of $12.2 million which can be settled in equity; excluding this equity-settleable deferred consideration, the Company ended the year with positive working capital;
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The Company’s digital content library, comprised of more than 66,000 titles, was independently valued at approximately $45 million as of March 31, 2025, well above its $5.1 million book value as of March 31, 2026.

Operational Developments During the Quarter

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Announced the acquisition of Giant Worldwide (now a Matchpoint™ company) and the integration of its services into the Matchpoint™ platform — bringing deep studio relationships into the Company’s automated media services ecosystem — along with a new leadership team for Giant;
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Ended the quarter with streaming viewers up 66% to 129.6 million, and total minutes streamed rose 58% to 4.4 billion for the quarter, along with 1.52 million SVOD subscribers, up 13%, each compared to Q4 FY 2025.
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Announced the acquisition of connected TV monetization platform IndiCue, which serves more than 40 live clients with an additional 75 publishers onboarding;
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Announced that streaming rights to the film The Toxic Avenger have been acquired by Hulu; after this exclusivity window ends on July 31, 2026, fans will be able to watch the film on other SVOD and FAST streamers, including Cineverse’s flagship horror channel, SCREAMBOX;
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Cineverse and its Bloody Disgusting unit unveiled the new programming slate for the SCREAMBOX horror streamer, highlighting the return of Bloody Bites (season 16) and exclusive titles (including The Toxic Avenger), amid an 18% year-over-year increase in SCREAMBOX subscribers;
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Cineverse and Air Bud Entertainment announced that Air Bud Returns will be released theatrically nationwide on January 22, 2027, relaunching the classic Air Bud family franchise on the big screen;
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Expanded Cineverse’s technology offerings through a partnership between Matchpoint™ and Revry, enabling automated content management and delivery of thousands of assets across hundreds of distribution platforms;

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Announced a strategic partnership with VA Media to grow and monetize Cineverse’s lineup of YouTube channels, beginning with the Dog Whisperer with Cesar Millan channel, and expanding viewership and advertising revenue across Cineverse’s digital brands;
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Launched Matchpoint™ Creative Labs, a new in-house creative agency unit using generative AI to produce motion-first advertising, on-air promotions and branding for connected TV and FAST channels;
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Announced the start of production for the next installment of the Wolf Creek horror franchise — the first two films in the Australian slasher series grossed more than $35 million globally at theaters.

Operational Developments Subsequent to Quarter-End

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Unveiled Matchpoint Hex™, an AI-powered “Human Experience” metadata layer for film and TV; Hex integrates the acquired IndiCue technology, sits atop Cineverse’s Matchpoint platform, and uses a proprietary taxonomy on a dataset of more than 2 million titles;
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Announced that Silent Night, Deadly Night (Certified Fresh on Rotten Tomatoes) will stream exclusively on SCREAMBOX starting April 28, 2026;
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Announced the 20th anniversary wide theatrical re-release of Pan’s Labyrinth in partnership with Fathom Entertainment on October 9, following the celebration of the film’s first 4K/3D presentation at Cannes Classics (May 12, 2026) with Guillermo del Toro in attendance; the film is Oscar-winning and “Certified Fresh” (95% Rotten Tomatoes score);
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800 Pound Gorilla, a comedy distributor, launched Gorilla Comedy+, a premium, ad-free streaming service powered by Cineverse’s Matchpoint platform; the service (launched May 5, 2026) features more than 250 comedy specials, and Gorilla’s network (3.1 million social followers) reaches over 20 million comedy fans monthly;
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Launched two new Roku SVOD channels — “So … Real”and the flagship “Cineverse” channel — via Roku’s Premium Subscriptions in the U.S., expanding Cineverse’s content distribution through Roku;
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Announced that Sean McCabe is joining as Chief Financial Officer, returning to the Company where he served as Vice President and Corporate Controller in 2023 and 2024; he rejoins Cineverse from Freestar, a major player in the ad-tech space.

Conference Call

Cineverse will host a conference call at 8:30 a.m. ET (Friday, June 26, 2026), during which management will discuss the results of the fiscal fourth quarter and year ended March 31, 2026. To participate in the conference call, please use the following dial-in numbers:

North America (Toll-Free): +1 833 439 1904

North America (Local): +1 206 407 3444

Meeting ID: 778 325 053

Access Code: 313318

The conference call can also be accessed by webcast at the Investors section of the Company’s website at https://events.q4inc.com/attendee/778325053. Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

About Cineverse

Cineverse (Nasdaq: CNVS) is an entertainment technology company and studio. Fiercely innovative and independent, Cineverse develops and invests in technology and content that drives the future of the industry. Core to its business is Matchpoint® – a growing tech ecosystem powered by AI and designed to prepare, distribute, monetize, and continuously improve content across any platform. Matchpoint helps studios large and small operate at scale and improve performance and efficiency in an increasingly fragmented distribution environment. Additionally, Cineverse distributes more than 66,000 premium films, series, and podcasts across theatrical, home entertainment, and streaming; operates dozens of digital properties that super serve passionate fandoms around the world; and works with leading brands to connect them with audiences they value. From award-winning technology to the highest-grossing unrated film in U.S. history, Cineverse has created a playbook that marries tech and content to redefine the next era of entertainment. For more information, visit home.cineverse.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse’s filings with the Securities and Exchange Commission, including Cineverse’s registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “might,” “believes,” “seeks,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse’s management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	As of March 31,
	2026	2025
ASSETS
Current Assets
Cash and cash equivalents	$3,387	$13,941
Accounts receivable, net	38,604	15,752
Content advances	7,507	6,736
Other current assets	1,280	1,652
Total Current Assets	50,778	38,081
Property and equipment, net	3,906	2,876
Intangible assets, net	44,114	18,168
Goodwill	21,218	6,799
Content advances, net of current portion	8,215	4,053
Other long-term assets, net	2,050	2,539
Total Assets	$130,281	$72,516
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$39,351	$31,109
Line of credit, net	9,435	-
Deferred consideration	13,800	2,956
Current portion of operating lease liabilities	298	187
Deferred revenue	125	183
Total Current Liabilities	63,009	34,435
Operating lease liabilities, net of current portion	105	275
Convertible notes payable, net	12,545	—
Earnout consideration	11,250	—
Other long-term liabilities	—	14
Total Liabilities	86,909	34,724
Stockholders’ Equity
Preferred stock	3,559	3,559
Common stock	199	194
Additional paid-in capital	564,105	548,405
Treasury stock, at cost	(13,158)	(12,193)
Accumulated deficit	(510,099)	(500,908)
Accumulated other comprehensive loss	(282)	(305)
Total stockholders’ equity of Cineverse Corp.	44,324	38,752
Deficit attributable to noncontrolling interest	(952)	(960)
Total equity	43,372	37,792
Total Liabilities and Equity	$130,281	$72,516

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2026	2025	2026	2025
Revenues	$25,971	$15,575	$65,733	$78,181
Operating expenses
Direct operating	15,589	7,038	30,659	38,776
Selling, general and administrative	12,259	5,396	43,308	27,684
Change in fair value of acquisition-related deferred consideration	950	—	950	—
Depreciation and amortization	2,561	1,014	5,972	3,797
Total operating expenses	31,359	13,448	80,889	70,257
Operating (loss) income	(5,388)	2,127	(15,156)	7,924
Interest expense	(393)	(1,255)	(457)	(4,365)
Gain on bargain purchase	4,250	—	4,250	—
Other (expense) income, net	(86)	73	(137)	311
Net (loss) income before income taxes	(1,617)	945	(11,500)	3,870
Income tax benefit (expense)	2,896	(87)	2,843	(106)
Net income (loss)	1,279	858	(8,657)	3,764
Net income attributable to noncontrolling interest	(41)	(7)	(178)	(162)
Net income (loss) attributable to controlling interests	1,238	851	(8,835)	3,602
Preferred stock dividends	(89)	(90)	(356)	(356)
Net income (loss) attributable to common stockholders	$1,149	$761	$(9,191)	$3,246
Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$0.04	$(0.49)	$0.18
Diluted	$0.05	$0.04	$(0.49)	$0.16
Weighted average shares of common stock outstanding:
Basic	20,476	15,958	18,777	15,814
Diluted	24,438	18,518	18,777	17,818

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business, because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes, and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance, or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net income (loss) to Adjusted EBITDA (in thousands):

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2026	2025	2026	2025
Net income (loss)	$1,279	$858	$(8,657)	$3,764
Add Backs:
Income tax (expense) benefit	(2,896)	87	(2,843)	106
Depreciation and amortization	2,690	1,355	6,355	4,138
Interest expense	393	1,255	457	4,365
Gain on bargain purchase	(4,250)	—	(4,250)	—
Change in fair value of acquisition-related deferred consideration	950	—	950	—
Stock-based compensation	1,046	462	2,987	1,925
Other expense (income), net	86	(39)	137	(311)
Net loss attributable to noncontrolling interest	(41)	(7)	(178)	(162)
Acquisition-related costs	820	—	1,423	—
Employee severance costs	—	65	214	92
Adjusted EBITDA	$77	$4,036	$(3,405)	$13,917